PRICING SUPPLEMENT
Dated March 15, 2019
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018,
Index Supplement dated October 31, 2018,
Prospectus Supplement dated October 31, 2018 and
Product Supplement dated October 31, 2018)

UBS AG $3,108,000 Dual Range Market-Linked Contingent Income Notes
Linked to the S&P 500® Index and the 10-year CMS Rate (USD) due March 24, 2020

Investment Description

UBS AG Dual Range Market-Linked Contingent Income Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the S&P 500® Index (the “underlying index”) and the 10-year CMS Rate (USD) (the “underlying rate” and collectively with the underlying index, the “underlying assets”). If, on any observation date (including the final valuation date), a contingent coupon event has occurred, meaning that the closing level of the underlying index is equal to or less than the index barrier and the observation date rate is equal to or greater than the rate barrier, UBS will pay you a contingent coupon on the applicable coupon payment date. If a contingent coupon event has not occurred on the applicable observation date, no contingent coupon will be paid on the relevant coupon payment date. This means that on a given observation date if the underlying index increases (or does not decrease sufficiently) or the underlying rate decreases (or does not increase sufficiently) from the trade date levels you will not receive a contingent coupon and may not have a positive return on the Notes. At maturity, UBS will pay you an amount in cash per Note equal to the principal amount plus any contingent coupon otherwise due. Investing in the Notes involves significant risks. You may not receive any contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying asset on each observation date (including the final valuation date) and adverse performance of either underlying asset relative to its respective barrier will negatively affect your return and will not be offset or mitigated by the performance of the other underlying asset. The repayment of principal applies only if the Notes are held to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features
❑	Potential for Periodic Contingent Coupons: UBS will pay a contingent coupon on a coupon payment date only if, on the applicable observation date (including the final valuation date), a contingent coupon event has occurred, meaning that both (i) the closing level of the underlying index is equal to or less than the index barrier and (ii) the observation date rate is equal to or greater than the rate barrier. If a contingent coupon event has not occurred on the applicable observation date, no contingent coupon will be paid on the relevant coupon payment date.
❑	Repayment of Principal: If you hold the Notes to maturity, you will receive your entire principal amount regardless of the performance of the underlying assets. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates
Trade Date	March 15, 2019
Settlement Date	March 19, 2019
Observation Dates*	Quarterly (see page 4)
Final Valuation Date*	March 20, 2020
Maturity Date*	March 24, 2020
*	Subject to postponement in the event of a market disruption event with respect to the underlying index, as described in the accompanying product supplement and on page 4 herein.

Notice to investors: the Notes are riskier than conventional debt instruments. Any payment of a contingent coupon involves the market risk of each underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 in the accompanying product supplement and on page S-5 of the accompanying prospectus supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These terms relate to the Notes. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Index	Underlying Rate	Contingent Coupon Rate	Index Barrier	Rate Barrier	CUSIP	ISIN
S&P 500® Index (Bloomberg Ticker: “SPX”)	10-year CMS Rate (USD) (Reuters Screen: “ICESWAP1”)	12.40% per annum	2,766.03, which is 98.00% of the closing level of the underlying index on the trade date	2.808%, which is the underlying rate on the trade date plus 0.20%	90281C344	US90281C3447

The estimated initial value of the Notes as of the trade date is $9.85. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 4 and 5 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms specified in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus supplement, the index supplement, the accompanying prospectus and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the accompanying prospectus supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index and the 10-year CMS Rate (USD)	$3,108,000.00	$10.00	$31,080.00	$0.10	$3,076,920.00	$9.90

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by an index supplement, a prospectus supplement and a product supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
♦	Prospectus Supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002087/ub46174838-424b2.htm
♦	Index supplement dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000091412118002083/ub46174419-424b2.htm
♦	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to “Notes” refer to the Dual Range Market-Linked Contingent Income Notes that are offered hereby, unless the context otherwise requires. Also, references to the “accompanying product supplement” mean the UBS product supplement, dated October 31, 2018, references to the “accompanying prospectus supplement” mean the UBS prospectus supplement, dated October 31, 2018, references to the “index supplement” mean the UBS index supplement, dated October 31, 2018 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement and the accompanying prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement and the accompanying prospectus supplement, as applicable; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the underlying assets and the risks inherent in an investment in the Notes.
♦	You do not seek guaranteed current income from your investment.
♦	You understand and accept that an investment in the Notes is linked to the performance of each underlying asset and that you will be exposed to the individual market risk of each underlying asset on each observation date (including the final valuation date).
♦	You are willing to receive no contingent coupons during the term of the Notes and believe that, on each of the specified observation dates (including the final valuation date), a contingent coupon event will occur, meaning that both (i) the level of the underlying index will decrease from its trade date level to a closing level that will be equal to or less than the index barrier and (ii) the underlying rate will increase from its trade date level to be equal to or greater than the rate barrier.
♦	You understand and are willing to accept that you will receive a contingent coupon only if a contingent coupon event occurs on an observation date (including the final valuation date).
♦	You understand and accept that you will not participate in any appreciation in the underlying rate or the level of the underlying index and that your potential return is limited to any contingent coupons.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed fluctuations in the underlying rate or the inverse of fluctuations in the level of the underlying index and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You are willing to invest in the Notes based on the index barrier, rate barrier and contingent coupon rate indicated on the cover hereof.
♦	You understand and are willing to accept the risks associated with each underlying asset and the risks associated with interest rates generally.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦	You do not fully understand the underlying assets and the risks inherent in an investment in the Notes.
♦	You seek guaranteed current income from your investment.
♦	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of each underlying asset or that you will be exposed to the individual market risk of each underlying asset on each observation date (including the final valuation date).
♦	You are unwilling to forgo any contingent coupons during the term of the Notes and believe that, on at least one of the specified observation dates, a contingent coupon event will not occur, meaning that on a given observation date either (i) the underlying index increases (or does not decrease sufficiently) or (ii) the underlying rate decreases (or does not increase sufficiently) from their respective trade date levels.
♦	You do not understand or are not willing to accept that you will receive a contingent coupon only if a contingent coupon event occurs on an observation date (including the final valuation date).
♦	You seek an investment that participates in the full appreciation in the underlying rate or level of the underlying index or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed fluctuations in the underlying rate or the inverse of fluctuations in the level of the underlying index or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.
♦	You are unwilling to invest in the Notes based on the index barrier, rate barrier or contingent coupon rate indicated on the cover hereof.
♦	You do not understand or are not willing to accept the risks associated with the underlying assets or the risks associated with interest rates generally.
♦	You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review “Key Risks” herein and the more detailed “Risk Factors” in the accompanying product supplement and accompanying prospectus supplement for risks related to an investment in the Notes.

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Final Terms

Issuer:	UBS AG London Branch
Principal Amount:	$10 per Note (subject to a minimum investment of 100 Notes)
Term:	Approximately 12 months.
Underlying Index:	S&P 500® Index
Underlying Rate:	The 10-year CMS Rate (USD), as described further under “Information About the Underlying Assets — 10-year CMS Rate (USD)” herein. The underlying rate on the trade date is 2.608%, the level of the underlying rate as of 11:00 a.m., New York City time on such date, which is the rate for U.S. dollar swaps with a 10 year maturity, which appears on Reuters screen “ICESWAP1” page as determined by the calculation agent.
Contingent Coupon and Contingent Coupon Rate:	If a contingent coupon event has occurred on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date on the related coupon payment date.
If a contingent coupon event has not occurred on any observation date (including the final valuation date), no contingent coupon will accrue or be payable on the related coupon payment date.
The contingent coupon is a fixed amount based upon equal periodic installments at a per annum rate (the “contingent coupon rate”). The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each observation date on which a contingent coupon event has occurred.
	Contingent Coupon Rate:	12.40% per annum
	Contingent Coupon:	$0.31
Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which no contingent coupon event has occurred.
Contingent Coupon Event:

With respect to an observation date, a contingent coupon event will occur if on such observation date both (i) the closing level of the underlying index is equal to or less than the index barrier and (ii) the underlying rate is equal to or greater than the rate barrier.

Payment at Maturity:

UBS will pay you an amount in cash per Note on the maturity date equal to the principal amount of $10 plus any contingent coupon otherwise due on the maturity date.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Index Barrier(1):	2,766.03, which is 98.00% of the closing level of the underlying index on the trade date.
Rate Barrier(2):	2.808%, which is the underlying rate on the trade date plus 0.20%.
Closing Level(1):	For the underlying index, as set forth under “General Terms of the Securities — Closing Level” in the accompanying product supplement.
Observation Date Rate:

The level of the underlying rate as of 11:00 a.m., New York City time on the related observation date, which is the rate for U.S. dollar swaps with a 10 year maturity, which appears on Reuters screen "ICESWAP1" page as determined by the calculation agent.

Observation Dates and Coupon Payment Dates:	See “Observation Dates and Coupon Payment Dates” on page 4.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of or Adjustments to an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

(2) As determined by the calculation agent.

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Investment Timeline

Trade Date	The underlying rate as of the trade date and the closing level of the underlying index are observed and the final terms of the Notes are set.
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Observation Dates

The underlying rate and the closing level of the underlying index are observed on each observation date (including the final valuation date).

If a contingent coupon event has occurred on any observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such observation date on the related coupon payment date.

If a contingent coupon event has not occurred on any observation date (including the final valuation date), no contingent coupon will accrue or be payable on the related coupon payment date.

¯
Maturity Date	UBS will pay you an amount in cash per Note on the maturity date equal to the principal amount of $10 plus any contingent coupon otherwise due.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You may not receive some or all of the contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying asset on each observation date (including the final valuation date) and any adverse performance of either underlying asset will negatively affect your return and will not be offset or mitigated by the performance of the other underlying asset. The repayment of principal applies only if the Notes are held to maturity.

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Observation Dates(1) and Coupon Payment Dates(1)(2)

Observation Dates	Coupon Payment Dates
June 17, 2019	June 20, 2019
September 16, 2019	September 19, 2019
December 16, 2019	December 19, 2019
Final Valuation Date	Maturity Date
(1)	With respect to the underlying index, subject to the market disruption event provisions set forth in the accompanying product supplement. For the avoidance of doubt, a postponement of an observation date with respect to the underlying index due to a market disruption event shall not postpone the observation date with respect to the underlying rate and the underlying rate will be determined in accordance with the procedure set forth in the accompanying prospectus supplement.
(2)	Three business days following the applicable observation date, except that the coupon payment date for the final observation date will be the maturity date.

4

Key Risks

An investment in the Notes involves risks. Some of the key risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying product supplement and the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	The stated payout from the issuer applies only at maturity — You should be willing to hold your Notes to maturity. The stated payout by the issuer is available only if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of the underlying assets.
♦	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each observation date on which a contingent coupon event will occur, meaning that both (i) the closing level of the underlying index is equal to or less than the index barrier and (ii) the underlying rate is equal to or greater than the rate barrier.
Because the index barrier is less than the closing level of the underlying index on the trade date and the rate barrier is greater than the underlying rate on the trade date, a contingent coupon event will not occur on an observation date if either (i) the underlying index increases (or does not decrease sufficiently) or (ii) the underlying rate decreases (or does not increase sufficiently) from their respective trade date levels. If a contingent coupon event does not occur, UBS will not pay you the contingent coupon applicable to such observation date. If a contingent coupon event does not occur on each observation date (including the final valuation date), UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes.
♦	Your potential return on the Notes is limited to any contingent coupons and you will not have the same rights as holders of any underlying index constituents — The return potential of the Notes is limited to the pre-specified contingent coupon rate. In addition, your return on the Notes will vary based on the number of observation dates, if any, on which a continent coupon event occurs. As an owner of the Notes, you will not have voting rights or any other rights of a holder of any of the stocks comprising the underlying index (the “underlying index constituents”).
♦	An investment in Notes with contingent coupon features may be more sensitive to interest rate risk than an investment in securities without such features – Because of the contingent coupon feature of the Notes, you will bear greater exposure to fluctuations in interest rates than if you purchased securities without such features. In particular, you may be negatively affected if prevailing interest rates begin to rise, as the contingent coupon rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected. Conversely, if prevailing interest rates begin to fall, you may be negatively affected if the observation date rate decreases (or does not increase sufficiently) from the level of the underlying rate on the trade date, as a contingent coupon event will not occur and you will not receive the contingent coupon.
♦	The probability that a contingent coupon event will occur on any observation date (including the final valuation date) will depend on the volatility of the underlying assets — The economic terms for the Notes, including the contingent coupon rate, index barrier and rate barrier, are based, in part, on the implied volatility of the underlying assets at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the underlying rate and the level of the underlying index. The lower the implied volatility of the underlying assets as of the trade date, the lower the expectation is as of that date that on any observation date the closing level of the underlying index will drop below the index barrier or the observation date rate will increase above the rate barrier and, as a consequence, indicates an increased risk of a contingent coupon event not occurring on any observation date (including the final valuation date). The volatility of the underlying assets can change significantly over the term of the Notes. The underlying rate and the level of the underlying index may not rise or fall sharply, which could result in a contingent coupon event not occurring on an observation date (including the final valuation date).
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
♦	You are exposed to the market risk of each underlying asset — Your return on the Notes is contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Adverse performance by either of the underlying assets on any observation date will negatively affect your return and will not be offset or mitigated by the performance of the other underlying asset. For instance, if on any observation date the underlying rate is less than the rate barrier, you will not receive the contingent coupon applicable to such observation date, even if the closing level of the underlying index is equal to or less than the index barrier. Similarly, if on any observation date the closing level of the underlying index is greater than the index barrier, you will not receive the contingent coupon applicable to such observation date, even if the underlying rate is equal to or greater than the rate barrier. Accordingly, your investment is subject to the market risk of each underlying asset.

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♦	Because the Notes are linked to the performance of both underlying assets, you are exposed to a greater risk of no contingent coupons than if the Notes were linked to a single underlying asset — The risk that you will not receive any contingent coupons is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that a contingent coupon event will not occur on an observation date than if the Notes were linked to a single underlying asset. Although the positive or negative correlation of the underlying assets' performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, index barrier and rate barrier are determined, in part, based on the correlation of the underlying assets' performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate, higher index barrier and lower rate barrier are generally associated with a higher correlation of the underlying assets. However, with a higher correlation of the underlying assets, the risk that you will not receive any contingent coupons is even greater despite the higher index barrier and lower rate barrier, and it is more likely that you will not receive any contingent coupons.
♦	Market risk — The return on the Notes is, in part, directly linked to the performance of the underlying rate and the underlying index and indirectly linked to the performance of the underlying index constituents, and will depend on whether a contingent coupon event occurs on any observation date (including the final valuation date). The level of the underlying index can rise or fall sharply due to factors specific to the underlying index constituents, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In addition, a number of factors can cause changes in the underlying rate, including, among other things: perceptions about future levels of the underlying rate, general economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates, expectations regarding the level of price inflation, prevailing market interest rates and the policies of the Federal Reserve Board regarding interest rates. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These and other factors may have a negative impact on the value of the Notes.
♦	Fair value considerations.
♦	The issue price you pay for the Notes exceeds their estimated initial value — The issue price you pay for the Notes exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of any underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level of the underlying assets, the volatility of the underlying assets and underlying index constituents, the correlation between the underlying assets, any expected dividends on the underlying index constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. Any underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date is less than the issue price you pay for the Notes.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to pricing the Notes on the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

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♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of any underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying assets and the underlying index constituents; the volatility of the underlying assets and the underlying index constituents; the correlation between the underlying assets; any dividends paid on the underlying index constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of any underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
♦	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the underlying assets will rise or fall and no there can be no assurance that a contingent coupon event will occur on any observation date (including the final valuation date). The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuers of the underlying index constituents (the “underlying index constituent issuers”). You should be willing to accept the risks of owning equities in general and the underlying index constituents in particular, and the risk that you may not receive any contingent coupons throughout the term of the Notes. Similarly, the underlying rate will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risk that the underlying rate could remain at its trade date level or decrease below the rate barrier, and the risk that you may not receive any contingent coupons throughout the term of the Notes.
♦	The underlying index reflects price return, not total return — The return on your Notes is in part based on the performance of the underlying index, which reflects the changes in the market prices of the underlying index constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends or distributions paid on the underlying index constituents. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes affecting the underlying index could have an adverse effect on the value of the Notes — The policies of the sponsor of the underlying index, as specified under “Information About the Underlying Assets — S&P 500® Index” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying index constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying index constituents may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and the amounts payable on, the Notes.
♦	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might affect the market value of, or the amounts payable on, your Notes.

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♦	Recent regulatory investigations regarding the potential manipulation of the CMS rate (USD) may adversely affect the value of the Notes — It has been reported that the U.K. Financial Conduct Authority ("FCA") and the Commodity Futures Trading Commission (the “CFTC”) are working together to investigate the potential manipulation of the CMS rate (USD). If such manipulation occurred, it may have resulted in the CMS rate (USD) being artificially lower (or higher) than it would otherwise have been. On August 1, 2014, the Intercontinental Exchange Benchmark Administration Ltd. formally assumed the role of benchmark administrator and calculation agent for the CMS rate (USD) and in April 2015 implemented a revised calculation methodology in an effort to improve the transparency of the process for setting the CMS rate (USD). It is not possible to predict the further effect of any changes or reforms affecting the CMS rate (USD) and any changes announced by Intercontinental Exchange Benchmark Administration Ltd. may result in a sudden or prolonged increase or decrease in the reported CMS rate (USD), which may have an adverse impact on securities linked to the CMS rate (USD) and the underlying rate specifically, such as the Notes, the amount of any payments on the Notes and the market value of the Notes.
♦	The method pursuant to which the underlying rate is determined may change in the future and may adversely affect the value of and return on the Notes — The underlying rate represents the fixed rate of interest payable on a hypothetical interest rate swap with a floating leg based on 3-month USD LIBOR. Certain base rates deemed to be “benchmarks”, including LIBOR, are the subject of ongoing national and international regulatory scrutiny and reforms. Some of these reforms are already effective, while others are still to be formulated or implemented. For example, since April 2013, the FCA has regulated LIBOR, permitting issuers to continue to use LIBOR in the determination of the underlying rate. Efforts to transition from LIBOR to alternative benchmark rates are under way in several jurisdictions. The FCA announced in July 2017 that it will not continue beyond 2021 to regulate LIBOR or take other actions to sustain LIBOR as a benchmark, and urged users of LIBOR to plan to transition to alternative reference rates. As a result, there can be no guarantee that LIBOR will be determined after 2021 on the same basis at present, if at all. Any such consequences could have an adverse effect on the value and marketability of, and return on, your Notes.
Notwithstanding the fallback mechanism applicable to the underlying rate, if the calculation agent determines that the underlying rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or underlying rate, then the calculation agent shall appoint an independent advisor to determine an alternative to the underlying rate that has replaced the underlying rate in customary market usage or, if it determines that no alternative rate has replaced the underlying rate, such other rate that it reasonably determines is most comparable to the underlying rate in accordance with the terms under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement. The use of an alternative rate may result in payments that are substantially lower than or that do not otherwise correlate over time with the payments that could have been made on such Notes if the underlying rate remained available in its current form. Furthermore, if the calculation agent is unable to appoint an independent advisor or if such independent advisor fails to determine an alternative rate, the calculation agent may have to exercise its discretion to determine (or to elect not to determine) an alternative rate in accordance with the procedure specified under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement in a situation in which it is presented with a conflict of interest.
♦	Potential UBS impact on price — Trading or transactions by UBS and/or its affiliates in the underlying index constituents or the underlying rate, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying rate, underlying index or any underlying index constituent may adversely affect the performance and, therefore, the market value of, and the amounts payable on, the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the underlying index constituent issuers or trading activities related to the underlying rate, underlying index or any underlying index constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date (including the maturity date) based on underlying rate and the observed closing levels of the underlying index. The calculation agent can postpone the determination of the closing level of the underlying index (and therefore the related coupon payment date or the maturity date, as applicable) on any observation date or the final valuation date, respectively, if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent coupon rate, index barrier and rate barrier, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
Further, as discussed above, if the calculation determines that the underlying rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or underlying rate, then the calculation agent will appoint an independent advisor to determine an alternative to the underlying rate or such other rate that it reasonably determines is most comparable to the underlying rate in accordance with the terms under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay a total underwriting compensation in an amount equal to any underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

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♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.
♦	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
♦	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and the accompanying prospectus supplement.
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Hypothetical Examples

The below examples are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples below illustrate the payment upon a contingent coupon event and at maturity for a $10 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of analysis):

Term:	Approximately 12 months
Contingent Coupon Rate:	12.00% per annum (or 3.00% per quarter)
Contingent Coupon:	$0.30 per quarter
Observation Dates:	Quarterly
Closing level of the Underlying Index on the Trade Date:	2,800
Underlying Rate on the Trade Date:	2.700%
Index Barrier:	2,744 (which is 98.00% of the closing level of the underlying index on the trade date)
Rate Barrier:	2.900% (which is the underlying rate on the trade date plus 0.20%)

Example 1 — A contingent coupon event occurs on each observation date (including the final valuation date)

Date	Closing Level of the Underlying Index on the Applicable Observation Date	Observation Date Rate on the Applicable Observation Date	Payment (per Note)
First Observation Date	2,740 (equal to or less than Index Barrier)	2.905% (equal to or greater than Rate Barrier)	$0.30 (Contingent Coupon)
Second Observation Date	2,730 (equal to or less than Index Barrier)	2.936% (equal to or greater than Rate Barrier)	$0.30 (Contingent Coupon)
Third Observation Date	2,735 (equal to or less than Index Barrier)	2.916% (equal to or greater than Rate Barrier)	$0.30 (Contingent Coupon)
Final Valuation Date	2,720 (equal to or less than Index Barrier)	2.918% (equal to or greater than Rate Barrier)	$10.30 (Payment at Maturity)

Because a contingent coupon event occurs on the final valuation date, at maturity, UBS will pay a total of $10.30 per Note (reflecting your principal amount plus the applicable contingent coupon). When added to the contingent coupons of $0.90 received in respect of the prior observation dates, UBS will have paid a total of $11.20, a 12.00% total return on the Notes.

Example 2 — The underlying assets fluctuate over the term of the Notes and a contingent coupon event occurs on the first and second observation dates

Date	Closing Level of the Underlying Index on the Applicable Observation Date	Observation Date Rate on the Applicable Observation Date	Payment (per Note)
First Observation Date	2,735 (equal to or less than Index Barrier)	2.909% (equal to or greater than Rate Barrier)	$0.30 (Contingent Coupon)
Second Observation Date	2,710 (equal to or less than Index Barrier)	2.905% (equal to or greater than Rate Barrier)	$0.30 (Contingent Coupon)
Third Observation Date	2,740 (equal to or less than Index Barrier)	2.803% (less than Rate Barrier)	$0.00
Final Valuation Date	2,760 (greater than Index Barrier)	2.910% (equal to or greater than Rate Barrier)	$10.00 (Payment at Maturity)

Because the observation date rate is less than the rate barrier on the third observation date and the closing level of the underlying index is greater than the index barrier on the final valuation date, a contingent coupon event does not occur on either date and no contingent coupon will be paid with respect to those dates. At maturity, UBS will pay a total of $10.00 per Note (reflecting your principal amount). When added to the contingent coupons of $0.60 received in respect of the prior observation dates, UBS will have paid a total of $10.60, a 6.00% total return on the Notes.

Example 3 — The underlying assets fluctuate over the term of the Notes and a contingent coupon event does not occur on any observation date (including the final valuation date)

Date	Closing Level of the Underlying Index on the Applicable Observation Date	Observation Date Rate on the Applicable Observation Date	Payment (per Note)
First Observation Date	2,750 (greater than Index Barrier)	2.690% (less than Rate Barrier)	$0.00
Second Observation Date	2,725 (equal to or less than Index Barrier)	2.685% (less than Rate Barrier)	$0.00
Third Observation Date	2,730 (equal to or less than Index Barrier)	2.804% (less than Rate Barrier)	$0.00
Final Valuation Date	2,763 (greater than Index Barrier)	2.906% (equal to or greater than Rate Barrier)	$10.00 (Payment at Maturity)

Because on each observation date either or both the observation date rate is less than the rate barrier and/or the closing level of the underlying index is greater than the index barrier, a contingent coupon event does not occur and no contingent coupon will be paid over the term of the Notes. At maturity, UBS will pay a total of $10.00 per Note (reflecting your principal amount). Because no contingent coupon was received in respect of the prior observation dates, UBS will have paid a total of $10.00, a 0.00% total return on the Notes.

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Example 4 — The underlying rate remains flat over the term of the Notes and a contingent coupon event does not occur on any observation date (including the final valuation date)

Date	Closing Level of the Underlying Index on the Applicable Observation Date	Observation Date Rate on the Applicable Observation Date	Payment (per Note)
First Observation Date	2,810 (greater than Index Barrier)	2.700% (less than Rate Barrier)	$0.00
Second Observation Date	2,750 (greater than Index Barrier)	2.701% (less than Rate Barrier)	$0.00
Third Observation Date	2,710 (equal to or less than Index Barrier)	2.699% (less than Rate Barrier)	$0.00
Final Valuation Date	2,740 (equal to or less than Index Barrier)	2.700% (less than Rate Barrier)	$10.00 (Payment at Maturity)

Because on each observation date the observation date rate is less than the rate barrier, a contingent coupon event does not occur and no contingent coupon will be paid over the term of the Notes. At maturity, UBS will pay a total of $10.00 per Note (reflecting your principal amount). Because no contingent coupon was received in respect of the prior observation dates, UBS will have paid a total of $10.00, a 0.00% total return on the Notes.

Investing in the Notes involves significant risks. You may not receive any contingent coupons during the term of the Notes. You will be exposed to the market risk of each underlying asset on each observation date (including the final valuation date) and adverse performance of either underlying asset relative to its respective barrier will negatively affect your return and will not be offset or mitigated by the performance of the other underlying asset. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

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Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included on the following pages is a brief description of each underlying asset.

S&P 500® Index

We have derived all information regarding the underlying index contained in this document, including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (the “index sponsor” or “S&P Dow Jones”).

The underlying index is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish the underlying index, and may discontinue publication of the underlying index at any time. The underlying index is determined, comprised and calculated by S&P Dow Jones without regard to the Notes.

As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the underlying index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the underlying index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Eleven main groups of companies comprise the underlying index, with the percentage weight of each group in the index as a whole as of January 31, 2019 as follows: Information Technology (19.9%); Health Care (15.1%); Financials (13.5%); Communication Services (10.3%); Consumer Discretionary (10.1%); Industrials (9.5%); Consumer Staples (7.2%); Energy (5.5%); Utilities (3.2%); Real Estate (3.0%); and Materials (2.7%). As of September 28, 2018, the index sponsor broadened the existing Telecommunication Services Sector and renamed it Communication Services. The renamed Sector includes the existing telecommunication companies, as well as companies selected from the Consumer Discretionary Sector previously classified under the Media Industry Group and the Internet & Direct Marketing Retail Sub-Industry, along with select companies previously classified in the Information Technology Sector. These changes were effective for the underlying index as of the open of business on September 24, 2018 to coincide with the September 2018 quarterly rebalancing. As of March 10, 2017, company additions to the underlying index should have an unadjusted company market capitalization of $6.1 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $5.3 billion or more).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the underlying index, based on the daily closing levels as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlying index on March 15, 2019 was 2,822.48. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/1/2015	3/31/2015	2,117.39	1,992.67	2,067.89
4/1/2015	6/30/2015	2,130.82	2,057.64	2,063.11
7/1/2015	9/30/2015	2,128.28	1,867.61	1,920.03
10/1/2015	12/31/2015	2,109.79	1,923.82	2,043.94
1/1/2016	3/31/2016	2,063.95	1,829.08	2,059.74
4/1/2016	6/30/2016	2,119.12	2,000.54	2,098.86
7/1/2016	9/30/2016	2,190.15	2,088.55	2,168.27
10/1/2016	12/31/2016	2,271.72	2,085.18	2,238.83
1/1/2017	3/31/2017	2,395.96	2,257.83	2,362.72
4/1/2017	6/30/2017	2,453.46	2,328.95	2,423.41
7/1/2017	9/30/2017	2,519.36	2,409.75	2,519.36
10/1/2017	12/31/2017	2,690.16	2,529.12	2,673.61
1/1/2018	3/31/2018	2,872.87	2,581.00	2,640.87
4/1/2018	6/30/2018	2,786.85	2,581.88	2,718.37
7/1/2018	9/30/2018	2,930.75	2,713.22	2,913.98
10/1/2018	12/31/2018	2,925.51	2,351.10	2,506.85
1/1/2019	3/15/2019*	2,822.48	2,447.89	2,822.48
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

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The graph below illustrates the performance of the underlying index from January 1, 2009 through March 15, 2019, based on information from Bloomberg. The dotted line represents the index barrier of 2,766.03, which is equal to 98.00% of the closing level of the underlying index on March 15, 2019. Past performance of the underlying index is not indicative of the future performance of the underlying index.

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10-year CMS Rate (USD)

The “10-Year CMS Rate (USD)” or “underlying rate” means the rate for U.S. dollar swaps with a maturity of 10 years, which appears on Reuters screen “ICESWAP1” page as of 11:00 a.m., New York City time on any observation date. The underlying rate measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of 10 years. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on a 30/360 day count basis, is exchangeable for a floating three-month U.S. dollar LIBOR (as defined in the applicable prospectus supplement) based payment stream that is payable quarterly on an Actual/360 day count basis. Three-month U.S. dollar LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market without pledging any collateral or security.

The following procedures will be used if the 10-Year CMS Rate (USD) cannot be determined as described above:

➢	If the above rate is no longer displayed on the relevant page, or if not displayed by 11:00 a.m., New York City time, on the relevant observation date, then the 10-Year CMS Rate (USD) will be determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on such date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 10 years commencing on such date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR (as defined in the applicable prospectus supplement) with a maturity of three months. The calculation agent will select the five swap dealers after consultation with UBS and will request the principal New York City office of each of those dealers to provide a quotation of its rate.
➢	If at least three quotations are provided, the 10-Year CMS Rate (USD) for that observation date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.
➢	If fewer than three quotations are provided, the 10-Year CMS Rate (USD) for that observation date will be determined by the calculation agent no later than the earlier of (i) the tenth calendar day after such observation date or, if that tenth calendar day is not a business day, the next succeeding business day, or (ii) the business day immediately preceding the applicable coupon payment date or maturity date, whichever is the day on which the next contingent coupon payment will be due. However, the calculation agent need not wait until such date to determine the 10-Year CMS Rate (USD) if the rate information it needs to make the determination is available from the relevant sources sooner.

Notwithstanding the above, if the calculation agent determines prior to any observation date that the underlying rate (a) has been discontinued or (b) does not, or whose administrator or sponsor does not, fulfill any legal or regulatory requirement applicable to such administrator, sponsor and/or underlying rate, then the provisions under “Reference Assets — Base Rate Replacement” in the accompanying prospectus supplement shall apply.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying rate.

Historical Information

The following table sets forth the quarterly high and low for the underlying rate, based on the daily rates as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The underlying rate on March 15, 2019 was 2.608%. Past performance of the underlying rate is not indicative of the future performance of the underlying rate.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly End
1/1/2015	3/31/2015	2.349%	1.815%	2.032%
4/1/2015	6/30/2015	2.554%	1.943%	2.458%
7/1/2015	9/30/2015	2.522%	2.007%	2.007%
10/1/2015	12/31/2015	2.271%	1.925%	2.183%
1/1/2016	3/31/2016	2.165%	1.522%	1.666%
4/1/2016	6/30/2016	1.786%	1.342%	1.369%
7/1/2016	9/30/2016	1.550%	1.279%	1.436%
10/1/2016	12/31/2016	2.540%	1.473%	2.348%
1/1/2017	3/31/2017	2.563%	2.190%	2.401%
4/1/2017	6/30/2017	2.337%	2.087%	2.263%
7/1/2017	9/30/2017	2.358%	2.006%	2.277%
10/1/2017	12/31/2017	2.475%	2.253%	2.405%
1/1/2018	3/31/2018	2.944%	2.432%	2.789%
4/1/2018	6/30/2018	3.137%	2.804%	2.920%
7/1/2018	9/30/2018	3.162%	2.899%	3.110%
10/1/2018	12/31/2018	3.276%	2.752%	2.766%
1/1/2019	3/15/2019*	2.816%	2.597%	2.608%

*	The above table only includes data through this date. Accordingly, the “Quarterly High”, “Quarterly Low” and “Quarterly End” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.
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The graph below illustrates the performance of the underlying rate from January 1, 2009 through March 15, 2019, based on information from Bloomberg. The dotted line represents the rate barrier of 2.808%, which is equal to the underlying rate on March 15, 2019 plus 0.20%. Past performance of the underlying rate is not indicative of the future performance of the underlying rate.

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Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying index and the underlying rate from January 1, 2009 through March 15, 2019. For comparison purposes, (i) the underlying index has been normalized to have a closing level of 100.00 on January 1, 2009 by dividing the closing level of the underlying index on each trading day by the closing level of the underlying index on January 1, 2009 and multiplying by 100.00, and (ii) the underlying rate has been normalized so that the underlying rate was 100.00 on January 1, 2009 by dividing the underlying rate on each U.S. government securities business day by the underlying rate on January 1, 2009 and multiplying by 100.00. We obtained the underlying rates and closing levels of the underlying index used to determine the normalized underlying rates and closing levels of the underlying index set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated the underlying assets are. The higher (or more positive) the correlation between the underlying assets, the more likely it is that the underlying assets will move in the same direction and therefore, the greater the potential that a contingent coupon event will not occur on any observation date (including the final valuation date). However, even if the underlying assets have a lower (or more negative) correlation, a contingent coupon event may not occur on any observation date (including the final valuation date), as a decrease in the underlying rate below the rate barrier may correspond to an increase in the underlying index above the index barrier. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlation referenced in setting the terms of the Notes is calculated using UBS’ internal models at the time when the terms of the Notes are set and is not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent coupon rate is generally associated with higher correlation of the underlying assets, which reflects a greater potential for missed contingent coupons. See “Key Risks — The probability that a contingent coupon event will occur on any observation date (including the final valuation date) will depend on the volatility of the underlying assets”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the performance of both underlying assets, you are exposed to a greater risk of no contingent coupons than if the Notes were linked to a single underlying asset” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

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What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Tax Consequences” in the accompanying product supplement and accompanying prospectus supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”) and final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to 2.69% per annum, compounded semi-annually. The resulting projected payment schedule for each Note (with a $10 principal amount) consists of projected coupon payments of approximately $0.07 on each coupon payment date and a projected payment at maturity of approximately $10.07 (including the final projected quarterly coupon payment).

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $10 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $10 Note) as of End of Accrual Period
March 19, 2019 through December 31, 2019	$0.21	$0.21
January 1, 2020 through March 24, 2020	$0.07	$0.28

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent coupon(s) that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisor regarding these adjustments.

Prospective investors should consult their tax advisor with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that your Notes should be treated in the manner described above.

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Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying index or rollover of, or change to, the underlying index constituents.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the underlying index, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, the underlying equity constituents or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the underlying index, the underlying index constituents or the Notes. If you enter, or have entered, into other transactions in respect of the underlying index, the underlying index constituents or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less any underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 4 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated October 29, 2018 filed on that date with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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